UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 5, 2007
HUDSON CITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26001 (Commission File Number)	22-3640393 (IRS Employer Identification No.)
80 West Century Road
Paramus, New Jersey 07652
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (201) 967-1900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.
     (b) On June 4, 2007, John M. Tassillo, Executive Vice President and Treasurer of Hudson City Bancorp, Inc. (the “Company”), tendered his resignation (the “Resignation Letter”) to the Company and its wholly owned subsidiary, Hudson City Savings Bank (the “Bank”) from his positions of Executive Vice President and Treasurer. His resignation was accepted by the Company and the Bank on June 5, 2007, effective as of June 8, 2007.
     (e) Pursuant to the Resignation Letter, the Employment Agreement between Mr. Tassillo and the Company and the Employment Agreement between Mr. Tassillo and the Bank, each dated as of June 7, 2005, have been amended to (1) provide for Mr. Tassillo’s continued employment with the Bank and the Company in a non-officer position during their remaining terms of each Employment Agreement; (2) discontinue any further automatic extensions of the terms, such that each Employment Agreement will expire at the end of its current term; (3) modify Mr. Tassillo’s future compensation and benefits package to reflect his non-officer status; and (4) provide that the change in Mr. Tassillo’s position will not be regarded as a breach of either Employment Agreement. The terms of Mr. Tassillo’s Employment Agreements are otherwise unchanged.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON CITY BANCORP, INC.
By:	/s/ Denis J. Salamone
Denis J. Salamone
Senior Executive Vice President and Chief Operating Officer

Dated: June 11, 2007